Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

T2 Biosystems, Inc.

Lexington, Massachusetts

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 16, 2020, relating to the consolidated financial statements and the effectiveness of T2 Biosystems, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report contains an explanatory paragraph regarding T2 Biosystems, Inc.’s ability to continue as a going concern. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of T2 Biosystems, Inc.’s internal control over financial reporting as of December 31, 2019.

/s/ BDO USA, LLP
Boston, Massachusetts
May 27, 2020